Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to $20,000,000 of unsecured obligations of AZZ Inc. to pay deferred compensation in the future in accordance with the AZZ Inc. Deferred Compensation Plan of our reports dated May 15, 2018, with respect to the consolidated financial statements and schedule of AZZ Inc. and Consolidated Subsidiaries and the effectiveness of internal control over financial reporting of AZZ Inc. and Consolidated Subsidiaries, included in its Annual Report (Form 10-K) for the year ended February 28, 2018, filed with the Securities and Exchange Commission.

/s/ BDO USA, LLP
BDO USA, LLP

Dallas, Texas
January 31, 2019